Exhibit 3.2

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MILAN LASER INC.

Milan Laser Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.            The original Certificate of Incorporation of the Corporation was filed with the Office of the Secretary of State of the State of Delaware on July 20, 2021 (the “Certificate of Incorporation”).

2.            The Corporation is filing this Amended and Restated Certificate of Incorporation of the Corporation, which restates, integrates and further amends the Certificate of Incorporation, as heretofore amended (the “Original Certificate”), and which was duly adopted by all necessary action of the board of directors of the Corporation and the stockholders of the Corporation in accordance with the provisions of Sections 242, 245 and 228 of the General Corporation Law of the State of Delaware.

3.            The text of the Original Certificate is hereby amended and restated in its entirety by this Amended and Restated Certificate of Incorporation to read in full as follows:

Article I.

The name of the corporation is Milan Laser Inc. (the “Corporation”).

Article II.

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware, 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

Article III.

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), including, without limitation, (i) investing in securities of Milan Parent, LLC, a Delaware limited liability company, or any successor entities thereto (“Milan LLC”) and any of its subsidiaries, (ii) exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and (iii) engaging in any other activities incidental or ancillary thereto.

Article IV.

Section 4.1             Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is [      ] ([    ]), consisting of:

(a)            [Four hundred million] ([400,000,000]) shares of Class A common stock, with a par value of $0.01 per share (the “Class A Common Stock”);

(b)            [One hundred million] ([100,000,000]) shares of Class B common stock, with a par value of $0.01 per share (the “Class B Common Stock”);

(c)            [One hundred million] ([100,000,000]) shares of Class C common stock, with a par value of $0.01 per share (the “Class C Common Stock” and together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”); and

(d)            [      ] ([    ]) shares of preferred stock, with a par value of $0.01 per share (the “Preferred Stock”).

Section 4.2             Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is authorized, to provide, out of the unissued shares of Preferred Stock, for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, restrictions on the issuance of shares of such series, the dissolution preferences and the rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the authorized number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Board of Directors or by a committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

Section 4.3             Number of Authorized Shares. (A) The number of authorized shares of any of the Class A Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Corporation entitled to vote thereon and (B) the number of authorized shares of any of the Class B Common Stock or Class C Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of 75% of the voting power of all of the outstanding shares of Class B Common Stock and Class C Common Stock entitled to vote thereon, voting together as one class, in each case, without a separate vote of any holders of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock, or of any series thereof, unless a separate vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL.

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Section 4.4             Class A Common Stock, Class B Common Stock and Class C Common Stock. The powers, preferences and rights of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock, and the qualifications, limitations or restrictions thereof are as follows:

(a)            Voting Rights. Except as otherwise required by law:

(i)            Each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise.

(ii)           Subject to 4.4(d)(iii) and 4.5(a)(iii) below, (A) prior to the occurrence of a Sunset Event, each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to ten (10) votes per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise; provided, that, with respect to each share of Class B Common Stock held by a Founder Holder, upon the death or disability of the applicable Related Co-founder, such share shall thereafter entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise; and (B) following the occurrence of a Sunset Event, each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise.

(iii)          Each share of Class C Common Stock shall entitle the record holder thereof as of the applicable record date to ten (10) votes per share in person or by proxy on all matters submitted to a vote of the holders of Class C Common Stock, whether voting separately as a class or otherwise.

(iv)          Except as otherwise required in this Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

(v)           Subject to Sections 4.4(a)(ii), 4.4(d)(iii) and 4.5(a)(iii) herein, the rights of record holders of Class B Common Stock and Class C Common Stock to ten (10) votes per share may only be decreased by the affirmative vote of the holders of 75% of the voting power of all of the outstanding shares of Class B Common Stock and Class C Common Stock entitled to vote thereon, voting together as a class, without a separate vote of any holders of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock, or of any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL, and in such case may only be decreased for both classes (Class B Common Stock and Class C Common Stock) at the same time and shall be decreased to one (1) vote per share.

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(vi)          Except as otherwise set forth in this Amended and Restated Certificate of Incorporation, the powers, preferences and rights of record holders of Class B Common Stock and Class C Common Stock may only be amended in a manner adverse to such holders (including to modify the voting, conversion, or other rights, powers, preferences, privileges, or restrictions of such Class B Common Stock or Class C Common Stock) by the affirmative vote of the holders of 75% of the voting power of all of the outstanding shares of Class B Common Stock and Class C Common Stock entitled to vote thereon, voting as a class, without a separate vote of any holders of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock, or of any series thereof, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(b)            Dividends and Distributions. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class C Common Stock with respect to the payment of dividends, dividends may be declared and paid on the Class A Common Stock and Class C Common Stock out of the assets or funds of the Corporation that are by law available therefor, at such times and in such amounts as the Board of Directors in its discretion shall determine. Dividends may not be declared or paid (x) on the Class A Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class C Common Stock or (y) on the Class C Common Stock unless a dividend of the same amount per share and same type of cash or property (or combination thereof) per share is concurrently declared or paid on the Class A Common Stock; provided, however, in the event any dividend is declared or paid in-kind in shares of Class A Common Stock or shares of Class C Common Stock, as applicable, then the holders of Class A Common Stock will be entitled to receive such dividends only in the form of shares of Class A Common Stock and the holders of Class C Common Stock will be entitled to receive such dividend only in the form of shares of Class C Common Stock (provided, any such dividend shall be required to be declared and paid at the same rate on the outstanding shares of Class A Common Stock as it is on the outstanding shares of Class C Common Stock). Other than in connection with a dividend declared by the Board of Directors in connection with a “poison pill” or similar stockholder rights plan, dividends shall not be declared or paid on the Class B Common Stock and the holders of shares of Class B Common Stock shall have no right to receive dividends in respect of such shares of Class B Common Stock. Notwithstanding the foregoing, in the event that the Corporation effects the separation of any portion of its business into one or more entities (each, a “NewCo”), whether existing or newly formed, including without limitation by way of spin-off, split-off, carve-out, demerger, recapitalization, reorganization or similar transaction, the holders of Class B Common Stock and Class C Common Stock shall each be entitled to receive a special dividend granting them equity in the NewCo that preserves their voting rights in accordance with Section 4.4.

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(c)            Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock and Class C Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock and Class C Common Stock in proportion to the number of shares held by each such stockholder. Without limiting the rights of the holders of Class B Common Stock to have their Common Units (as defined below) redeemed or exchanged in accordance with Article IX of the LLC Agreement (as defined below), the holders of shares of Class B Common Stock shall be entitled to receive $0.01 per share in any liquidation, dissolution or winding up, and upon receiving such amount, the holders of shares of Class B Common Stock, as such, shall not be entitled to receive any other assets or funds of the Corporation. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.4(c).

(d)            Class B Common Stock.

(i)            From and after the effectiveness of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), shares of Class B Common Stock may be issued only to, and registered only in the name of, the Persons set forth on Schedule A hereto (the “Initial Class B Holders”) and their respective Permitted Transferees (as defined below) in accordance with Section 4.5 (including all subsequent Permitted Transferees) (the Initial Class B Holders together with such persons, collectively, the “Permitted Class B Owners”). As used in this Amended and Restated Certificate of Incorporation, “Permitted Transferee” (which term, when used herein with respect to Class C Common Stock, shall be deemed to substitute “Class B Common Stock” for “Class C Common Stock” mutatis mutandis) means (1) the Corporation and any of its subsidiaries, (2) any Affiliate (as defined below) of LGP, (3) an Initial Founder Holder, only so long as the Related Co-founder exerts Exclusive Voting Control over the shares of Class B Common Stock held by such Initial Founder Holder, (4) either Co-founder, (5) with respect to an Initial Founder Holder, (I) the Related Co-founder’s Family Member(s) and permitted entities in clause (II) below and the estate of such Related Co-founder’s Family Member(s) and (II) any trust, business entity, charitable entity or plan for the benefit of, owned by or established by, the Related Co-founder or the Related Co-founder’s Family Member(s) only so long as (in the case of each of (I) or (II)) the Related Co-founder exerts Exclusive Voting Control over the Transferred shares of Class B Common Stock, and (6) the estate of a Co-founder upon the death or disability of such Co-founder.

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(ii)           From and after the Effective Time, the aggregate number of shares of Class B Common Stock at any time registered in the name of each such Permitted Class B Owner must be equal to the aggregate number of Common Units held of record at such time by such Permitted Class B Owner under the LLC Agreement (as defined below). As used in this Amended and Restated Certificate of Incorporation, “Common Unit” means a membership interest in Milan LLC, authorized and issued under the Third Amended and Restated Limited Liability Company Agreement of Milan LLC, dated as of the date hereof, as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “LLC Agreement”), and constituting a “Class A Common Unit” as defined in such LLC Agreement. The Corporation shall, to the fullest extent permitted by law, undertake all necessary and appropriate action within its control to ensure that the number of shares of Class B Common Stock issued by the Corporation at any time to, or otherwise held of record by, any Permitted Class B Owner shall be equal to the aggregate number of Common Units held of record by such Permitted Class B Owner under the LLC Agreement.

(iii)          For so long as shares of Class B Common Stock are entitled to ten (10) votes per share, in the event the applicable Related Co-founder ceases to exert Exclusive Voting Control over shares of Class B Common Stock held by a Founder Holder (other than by reason of the death or disability of such Related Co-founder (in which case, for the avoidance of doubt, the proviso of Section 4.4(a)(ii) shall apply)), the shares of Class B Common Stock held by such Founder Holder shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof or any other party, lose all voting rights as set forth herein and become a non-voting share of Class B Common Stock (which, subject to any rights of the Corporation pursuant to Section 4.5(a)(iv), shall be treated as a share of Class B Common Stock for all purposes of this Amended and Restated Certification of Incorporation).

(iv)          In the event that there is a merger or consolidation of the Corporation that was approved by the Board of Directors prior to such merger or consolidation, without limiting the rights of the holders of Class B Common Stock to have their Common Units redeemed or exchanged in accordance with Article IX of the LLC Agreement, then the holders of shares of Class B Common Stock shall not be entitled to receive more than $0.01 per share of Class B Common Stock, whether in the form of consideration for such shares or in the form of a distribution of the proceeds of a sale of all or substantially all of the assets of the Corporation with respect to such shares.

(e)            Class C Common Stock.

(i)            From and after the Effective Time, shares of Class C Common Stock may be issued only to, and registered only in the name of, (A) the Persons set forth on Schedule B hereto (the “Initial Class C Holders”) (B) the Permitted Class B Owners and (C) their respective Permitted Transferees in accordance with Section 4.5 (including all subsequent Permitted Transferees), including in connection with a “Share Settlement” in accordance with Article IX of the LLC Agreement (as defined therein) (the Initial Class C Holders together with the Permitted Class B Owners and such persons, collectively, the “Permitted Class C Owners”).

(ii)           Each share of Class C Common Stock shall be convertible into one share of Class A Common Stock at the option of the holder thereof by giving written notice to the Corporation at its principal corporate office of the election to convert such shares of Class C Common Stock.

(iii)          All shares of Class C Common Stock shall automatically convert into shares of Class A Common Stock, on a one-for-one basis, upon the occurrence of a Sunset Event.

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(iv)          All shares of Class C Common Stock held by a Founder Holder shall automatically convert into shares of Class A Common Stock, on a one-for-one basis, upon the death or disability of the applicable Related Co-founder.

(v)           In the event the applicable Related Co-founder ceases to exert Exclusive Voting Control over the shares of Class C Common Stock held by a Founder Holder, the shares of Class C Stock held by such Founder Holder shall automatically convert into shares of Class A Common Stock, on a one-for-one basis.

(f)            Prior to the occurrence of a Sunset Event, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class C Common Stock such number of shares of Class C Common Stock as shall from time to time be sufficient to effect the redemption and/or exchange of Common Units and shares of Class B Common Stock into shares of Class C Common Stock in accordance with Article IX of the LLC Agreement. Following the occurrence of a Sunset Event, the Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the redemption and/or exchange of Common Units and shares of Class B Common Stock into shares of Class A Common Stock in accordance with Article IX of the LLC Agreement.

(g)            The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class C Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class C Common Stock into shares of Class A Common Stock in accordance with this Amended and Restated Certificate of Incorporation.

Section 4.5             Transfer of Class B Common Stock and Class C Common Stock.

(a)            Transfers of Class B Common Stock.

(i)            A holder of Class B Common Stock may surrender shares of such Class B Common Stock, as applicable, to the Corporation (i) for cancellation for no consideration at any time or (ii) in compliance with Article IX of the LLC Agreement, together with the transfer of an equal number of Common Units. Following the surrender, or other acquisition, of any shares of Class B Common Stock to or by the Corporation, the Corporation will take all actions necessary to cancel and retire such shares and such shares shall not be re-issued by the Corporation.

(ii)           Except as set forth in Section 4.5(a)(i), a holder of Class B Common Stock may Transfer shares of Class B Common Stock only to a Permitted Transferee of such holder, and only if such holder also simultaneously Transfers an equal number of such holder’s Common Units to such Permitted Transferee in compliance with the LLC Agreement. The Transfer restrictions described in this Section 4.5(a)(ii) are referred to as the “Restrictions.”

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(iii)          Any purported Transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a Person, voluntarily or involuntarily (including by way of a foreclosure), purportedly becomes or attempts to become, the purported owner (the “Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in, to or with respect to such shares of Class B Common Stock (the “Class B Restricted Shares”), and the purported Transfer of the Class B Restricted Shares to the Purported Owner shall not be recognized by the Corporation, the Corporation’s transfer agent (the “Transfer Agent”) or the Secretary of the Corporation and each Class B Restricted Share shall, to the fullest extent permitted by law, automatically, without any further action on the part of the Corporation, the holder thereof or any other party, lose all voting rights as set forth herein and become a non-voting share.

(iv)          Upon a determination by the Corporation that a Person has attempted or may attempt to Transfer or to acquire Class B Restricted Shares in violation of the Restrictions or that the applicable Related Co-founder ceases to exert Exclusive Voting Control over shares of Class B Common Stock held by a Founder Holder as required by the definition of “Permitted Transferee,” the Corporation may take such action as it deems necessary or advisable to refuse to give effect to such Transfer or acquisition on the books and records of the Corporation, including without limitation to cause the Transfer Agent or the Secretary of the Corporation, as applicable, to not record the Purported Owner as the record owner of the Class B Restricted Shares and to institute proceedings to enjoin or rescind any such Transfer or acquisition.

(b)            Transfers of Class C Common Stock.

(i)            If a holder of Class C Common Stock Transfers shares of Class C Common Stock to a Permitted Transferee of such holder, such shares of Class C Common Stock shall remain shares of Class C Common Stock upon consummation of such Transfer.

(ii)           If any holder of Class C Common Stock Transfers shares of Class C Common Stock to any Person that is not a Permitted Transferee of such holder, upon consummation of such Transfer, such shares of Class C Common Stock shall automatically convert into shares of Class A Common Stock, on a one-for-one basis.

(c)            The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures not inconsistent with the provisions of this Section 4.5 for determining whether any Transfer or acquisition of shares of Class B Common Stock would violate the Restrictions, or whether any Transfer or acquisition of shares of Class C Common Stock is being made to a Person that is not a Permitted Transferee of the transferor, and for the orderly application, administration and implementation of the provisions of this Section 4.5. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Transfer Agent and shall be made available for inspection by and, upon written request shall be mailed to, any requesting holders of shares of Class B Common Stock and/or Class C Common Stock.

(d)            As used in this Section 4.5, the term “Transfer,” as it relates to the shares of Class B Common Stock and Class C Common Stock, shall not be deemed to include any bona fide pledge or collateralization by a holder thereof to a financial institution of national standing in connection with any bona fide loan or debt transaction (so long as such financial institution does not have any right to exert any voting control over such shares), but such term shall include any foreclosure on such shares by such financial institution following or in connection with any such pledge or collateralization

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Section 4.6             Certificates. All certificates or book entries representing shares of Class B Common Stock and/or Class C Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.7             Fractions. Class A Common Stock, Class B Common Stock and Class C Common Stock may be issued and, to the extent permitted hereby, Transferred in fractions of a share which shall entitle the holder to exercise fractional voting rights and to have the benefit of all other rights of holders of Class A Common Stock, Class B Common Stock and Class C Common Stock, as applicable. Subject to the Restrictions and the other provisions of Section 4.5, holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to Transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such Transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Amended and Restated Certificate of Incorporation, all references to Class A Common Stock, Class B Common Stock and Class C Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of such Class A Common Stock, Class B Common Stock or Class C Common Stock.

Section 4.8             Amendment. Except as otherwise required by law, holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation).

Section 4.9             Taxes. The issuance of shares of Class A Common Stock upon the conversion of the Class C Common Stock into Class A Common Stock will be made without charge to the holders of the shares of Class C Common Stock for any transfer taxes, stamp taxes or duties or other similar tax in respect of the issuance; provided, however, that if any such shares of Class A Common Stock are to be issued in a name other than that of the then record holder of the shares of Class C Common Stock being converted, then such holder or the person in whose name such shares are to be delivered shall pay to the Corporation the amount of any tax that may be payable in respect of any Transfer involved in the issuance or shall establish to the reasonable satisfaction of the Company that the tax has been paid or is not payable.

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Article V.

The Board of Directors is expressly authorized to adopt, amend and repeal the bylaws of the Corporation (the “Bylaws”). The Bylaws may also be adopted, amended, altered or repealed by the stockholders of the Corporation; provided that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of the total voting power of outstanding voting securities of the Corporation, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any provision of the Bylaws.

Article VI.

Section 6.1             Ballot. Elections of directors (each such director, in such capacity, a “Director”) need not be by written ballot unless the Bylaws shall so provide.

Section 6.2             Number and Terms of the Board of Directors. Except as otherwise provided in that certain stockholders agreement, dated as of [      ], 2021, by and among the Corporation and the other Persons party thereto (as it may be amended from time to time in accordance with its terms, the “Stockholders Agreement”) (for so long as it remains in effect) and subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of Directors shall be fixed from time to time exclusively by a majority of the Whole Board of Directors. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board of Directors” shall mean the total number of authorized directors (from time to time) whether or not there exist any vacancies in previously authorized directorships.

Section 6.3             Newly Created Directorships and Vacancies. Except as otherwise required by law or as provided in the Stockholders Agreement (for so long as it remains in effect) and subject to the separate rights of the holders of any series of Preferred Stock then outstanding, unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal from office or other cause shall be filled only by a majority vote of the Directors then in office, though less than a quorum, or by a sole remaining Director entitled to vote thereon, and not by the stockholders. Subject to the Stockholders Agreement (for so long as it remains in effect), any Director so chosen shall hold office until the next election of the class for which such Director shall have been chosen and until his or her successor shall be elected and qualified.

Section 6.4             Removal for Cause. Subject to the rights of the holders of any series of Preferred Stock then outstanding, for as long as this Amended and Restated Certificate of Incorporation provides for a classified Board of Directors, any Director, or the entire Board of Directors, may otherwise be removed only for cause by an affirmative vote of sixty-six and two-thirds percent (66 2∕3%) of the voting power of all the outstanding shares of stock entitled to vote generally in the election of directors, at a meeting duly called for that purpose; provided, however, that the directors appointed pursuant to the Stockholders Agreement may be removed with or without cause in accordance with the terms thereof and the requirements of the DGCL and such Stockholders Agreement. For purposes of determining whether a director is subject to removal for cause, cause shall be deemed to include any director’s intentional failure to deliver a resignation in compliance with the resignation requirements related to the election of directors as set forth in Section 1.08 of the Bylaws of the Corporation.

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Section 6.5             Classified Board. Subject to the Stockholders Agreement, at the Effective Time, the Directors shall be classified, with respect to the time for which they shall hold their respective offices, by dividing them into three (3) classes, with each Director then in office to be designated as a Class I Director, a Class II Director or a Class III Director, with each class to be apportioned as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. The initial Class I Directors shall serve for a term expiring at the first annual meeting of stockholders of the Corporation following the Effective Time; the initial Class II Directors shall serve for a term expiring at the second annual meeting of stockholders following the Effective Time; and the initial Class III Directors shall serve for a term expiring at the third annual meeting of stockholders following the Effective Time. Subject to the Stockholders Agreement, at each annual meeting of stockholders beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the first annual meeting of stockholders to be held following their election, with each Director in each such class to hold office until his or her successor is duly elected and qualified, subject to such Director’s earlier death, resignation or removal in accordance with Section 7.4 of this Amended and Restated Certificate of Incorporation. Subject to the Stockholders Agreement (for so long as it remains in effect), the Board of Directors is authorized to assign each Director already in office at the Effective Time, as well as each Director elected or appointed to a newly created directorship due to an increase in the size of the Board of Directors, to Class I, Class II or Class III; provided, that the class assignments for the initial directors designated for nomination and elected to the Board of Directors pursuant to the Stockholders Agreement shall be as set forth in Section 3 of the Stockholders Agreement. Without limitation to the rights of the stockholders party to the Stockholders Agreement, the provisions of this Section 7.5 are subject to the rights of the holders of any class or series of Preferred Stock to elect directors and such directors need not serve classified terms.

Section 6.6             Notice. Advance notice of stockholder nominations for election of Directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided by the Bylaws.

Section 7.7             No Cumulative Voting. No stockholder will be permitted to cumulate votes at any election of directors.

Article VII.

Any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are (1) signed by the holders of outstanding shares of the relevant class(es) or series of stock of the Corporation representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation then issued and outstanding entitled to vote thereon were present and voted, and (2) delivered to the Corporation in accordance with applicable law.

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Article VIII.

Subject to the Stockholders Agreement (for so long as it remains in effect) or as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, that the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding voting stock of the Corporation entitled to vote, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of this Amended and Restated Certificate of Incorporation or to adopt any provision inconsistent therewith, (B) any amendment to this Amended and Restated Certificate of Incorporation that gives holders of the Class B Common Stock (i) any rights to receive dividends or any other kind of distribution other than in connection with a dissolution or liquidation, (ii) any right to convert into or be exchanged for Class A Common Stock or (iii) any other economic rights shall, in each case subject to the requirements of Section 4.4(a)(vi), if applicable, in addition to the affirmative vote of the holders of a majority of the voting power of all of the outstanding voting stock of the Corporation entitled to vote, also require the affirmative vote of a majority of shares of Class A Common Stock voting separately as a class. If any provision or provisions of this Amended and Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any Person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each portion of any sentence of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other Persons and circumstances shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the remaining provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its Directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

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Article IX.

Section 9.1             Indemnification.

(a)            To the fullest extent permitted by Section 145 of the DGCL as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), the Corporation shall indemnify, and advance expenses to, any person who was or is made or is threatened to be made a Party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each, an “Indemnitee” and collectively, the “Indemnitees”), whether the basis of such proceeding is alleged action in an official capacity as a Director, officer, employee or agent or in any other capacity while serving as a Director, officer, employee, agent or trustee, from and against any and all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection therewith. Notwithstanding the preceding sentence, other than an action against the Corporation brought by an Indemnitee to enforce his or her rights under this Article X, the Corporation shall not be required to indemnify or advance expenses to any person in connection with a proceeding (or part thereof) commenced by such person if the commencement of such proceeding (or part thereof) was not authorized by the Board of Directors.

(b)            The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(c)            To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition; provided, however, that to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article X or otherwise.

(d)            If a claim for indemnification or advancement of expenses under this Article X is not paid in full within sixty (60) days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or advancement of expenses under applicable law. In (i) any suit brought by an Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, such person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including the Board of Directors who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by members of the Board of Directors who are not parties to such action, a committee of such members, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that such person has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit.

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(e)            The Corporation shall have the power to purchase and maintain insurance to protect itself and any person who is or was a Director, officer, employee or agent of the Corporation, or while a Director, officer, employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power or the obligation to indemnify him or her against such liability under the DGCL or the provisions of this Article X.

(f)            The indemnification and advancement of expenses provided by, or granted pursuant to, this Article X shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such officer or Director. The indemnification and advancement of expenses that may have been provided to an employee or agent of the Corporation by action of the Board of Directors, pursuant to Section 10.1(g), shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person, after the time such person has ceased to be an employee or agent of the Corporation, only on such terms and conditions and to the extent determined by the Board of Directors in its sole discretion.

(g)            This Article X shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

Section 9.2             Limitation of Liability. To the fullest extent permitted by the laws of the State of Delaware as it exists on the date hereof or as it may hereafter be amended, no Director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as a director.

Section 9.3             No amendment to, or modification or repeal of, this Article X shall adversely affect any right or protection of any Indemnitee or its successors with respect to any act or omission occurring prior to such amendment, modification or repeal.

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Article X.

Section 10.1           Corporate Opportunity.

(a)            To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL, (i) the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that from time to time may be presented to (1) LGP or its Affiliates, any Directors who are employees of LGP or Affiliates of LGP (other than any such Director who is also an employee of the Corporation or its subsidiaries) or (2) any Director or stockholder who is not employed by the Corporation or its subsidiaries (each such Person, an “Exempt Person”); (ii) no Exempt Person will have any duty to refrain from (1) engaging in a corporate opportunity in the same or similar lines of business in which the Corporation or its subsidiaries from time to time is engaged or proposes to engage or (2) otherwise competing, directly or indirectly, with the Corporation or any of its subsidiaries; and (iii) if any Exempt Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity both for such Exempt Person or any of his or her respective Affiliates, on the one hand, and for the Corporation or its subsidiaries, on the other hand, such Exempt Person shall have no duty to communicate or offer such transaction or business opportunity to the Corporation or its subsidiaries and such Exempt Person may take any and all such transactions or opportunities for itself or offer such transactions or opportunities to any other Person. Notwithstanding the foregoing, the preceding sentence of this Section 11.1(a) shall not apply to any potential transaction or business opportunity that is expressly offered to a Director, executive officer or employee of the Corporation or its subsidiaries, solely in his or her capacity as a Director, executive officer or employee of the Corporation or its subsidiaries.

(b)            To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Amended and Restated Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

(c)            For purposes of this Article XI, “Affiliate” shall mean (a) in respect of any stockholder, any Person that, directly or indirectly, is controlled by such stockholder, controls such stockholder or is under common control with such Principal Stockholder and shall include (i) any principal, member, director, partner, stockholder, officer, employee or other representative of any of the foregoing (other than the Corporation and any entity that is controlled by the Corporation) and (ii) any funds or vehicles advised by Affiliates of such stockholder, (b) in respect of any Director who is not employed by the Corporation, any Person that, directly or indirectly, is controlled by such Exempt Person (other than the Corporation and any entity that is controlled by the Corporation) and (c) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation.

Section 10.2             Liability. To the fullest extent permitted by law, no stockholder and no Director will be liable to the Corporation or its subsidiaries or stockholders for breach of any duty solely by reason of any activities or omissions of the types referred to in this Article XI, except to the extent such actions or omissions are in breach of this Article XI.

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Article XI.

Unless the Corporation consents in writing to the selection of an alternative forum, (a) (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation, the Bylaws or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware (the “Court of Chancery”), or (iv) any action asserting a claim governed by the internal affairs doctrine, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (b) the federal district courts of the United States (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any sentence of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. If any action, the subject matter of which is within the scope of the first sentence of this Article XII, is filed in a court other than the Court of Chancery or the Federal Courts, as applicable, (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery or the Federal Courts, as applicable, in connection with any action brought in any such court to enforce the first sentence of this Article XII and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. Notwithstanding the foregoing, the provisions of this Article XII shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Article XII.

Section 12.1           Section 203 of the DGCL. The Corporation expressly elects not to be governed by Section 203 of the DGCL and the restrictions and limitations set forth therein.

Section 12.2             Interested Stockholder Transactions. Notwithstanding anything to the contrary set forth in this Amended and Restated Certificate of Incorporation, the Corporation shall not engage in any Business Combination (as defined below) at any point in time at which the Corporation’s Class A Common Stock, Class B Common Stock or Class C Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act with any Interested Stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an Interested Stockholder, unless:

(a)            prior to such time that such stockholder became an Interested Stockholder, the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder; or

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(b)            at or subsequent to such time that such stockholder became an Interested Stockholder, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation which is not owned by such Interested Stockholder.

Section 12.3           Definitions. As used in this Amended and Restated Certificate of Incorporation, the following terms shall have the following meaning:

(a)            “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; provided, however, that notwithstanding the foregoing, an Affiliate of a Person shall not include any portfolio company (not including the Corporation, Milan LLC or any of their subsidiaries) in which such Person or its Affiliates or any of its Affiliates’ investment funds have made an equity investment.

(b)            “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of shares of voting stock of the Corporation; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(c)            “Business Combination” means (i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with the Interested Stockholder or (ii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of capital stock of the Corporation.

(d)            “Co-founders” means Abram Schumacher, M.D. and Shikhar Saxena, M.D.

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(e)            “disability” means, with respect to a Co-founder, the permanent and total disability of such Co-founder such that he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by a majority of the Directors of the Corporation and such Co-founder. If such Co-founder is incapable of selecting a licensed physician, then such Co-founder’s spouse shall make the selection on behalf of such Co-founder, or in the absence or incapacity of such Co-founder’s spouse, such Co-founder’s adult children by majority vote shall make the selection on behalf of such Co-founder, or in the absence of adult children of such Co-founder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by such Co-founder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by such Co-founder shall make the selection on behalf of such Co-founder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of such Co-founder shall make the selection on behalf of such Co-founder.

(f)            “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(g)            “Exclusive Voting Control” means, with respect to a share of capital stock or other security, the exclusive power to vote or direct the voting of such security, including by proxy, voting agreement or otherwise. Notwithstanding anything to the contrary in this Amended and Restated Certificate of Incorporation of the Corporation, the Co-founders or Related Co-founders, as applicable, shall not be deemed for purposes of this Certificate of Incorporation to cease to retain Exclusive Voting Control over the shares of capital stock or other securities held by the Initial Founder Holders or their Permitted Transferees solely by reason of having entered into the Voting Agreement in Section 3.7 of the Stockholders Agreement.

(h)            “Family Member” means, with respect to a Person, such Person’s spouse, domestic partner, parents, grandparents, siblings or lineal descendants (including children).

(i)             “Founder Holders” means the Initial Founder Holders and holders arising from a Permitted Transfer from the Initial Founder Holders and subsequent Permitted Transfers therefrom (but excluding LGP or any Affiliate of LGP).

(j)             “Initial Founder Holder” means the entities set forth on Schedule C hereto.

(k)            “Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the beneficial owner (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote, or (ii) is an Affiliate of the Corporation and was the beneficial owner of fifteen percent (15%) or more of the outstanding shares of capital stock of the Corporation that are entitled to vote at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this Article XIII to the contrary, the term “Interested Stockholder” shall not include: (x) the LGP Related Parties or any of their Affiliates or Associates, including any investment funds managed, directly or indirectly, by LGP or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation, (y) the Co-founders or any of their Affiliates or Associates, including any investment funds managed, directly or indirectly, by the Co-founders or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of capital stock of the Corporation or (z)any Person who acquires voting stock of the Corporation directly from an LGP Related Party with prior approval of the Board of Directors, and excluding, for the avoidance of doubt, any Person who acquires voting stock of the Corporation through a broker’s transaction executed on any securities exchange or other over-the-counter market or pursuant to an underwritten public offering.

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(l)             “LGP” means Leonard Green & Partners, L.P., a Delaware limited partnership.

(m)           “LGP Related Parties” means LGP and its Affiliates.

(n)            “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government (or agency or political subdivision thereof) or any other entity or group (as defined in Section 13(d) of the Exchange Act).

(o)            “Sunset Event” means the earlier to occur of (i) the date on which the aggregate number of outstanding shares of (x) Class B Common Stock and Class C Common Stock held by the Founder Holders and (y) Class A Common Stock solely issued pursuant to Section 4.4(e)(iv) upon the death or disability of a Co-founder and solely held (A) by the estate of such Co-founder or (B) by the other Co-founder or his Permitted Transferees as a result of the Transfer by the estate of such Co-founder to such Person, ceases to represent 20% or greater of the aggregate number of outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock, (ii) the death or disability of both Co-founders and (iii) the affirmative vote to reduce the voting rights of all shares of Class B Common Stock and the Class C Common Stock described in Section 4.4(a)(v). For purposes of determining whether a “Sunset Event” has occurred, the Initial Founder Holders shall be deemed to hold shares of Class B Common Stock or Class C Common Stock only so long as the applicable Related Co-founder exerts Exclusive Voting Control over the applicable shares of Class B Common Stock and Class C Common Stock held by such Initial Founder Holder.

(p)            “Related Co-founder” means (i) with respect to Saxena Milan Aggregator, LLC and any holder arising from a Permitted Transfer from Saxena Milan Aggregator, LLC and subsequent Permitted Transfers therefrom, Shikhar Saxena and (ii) with respect to Schumacher Milan Aggregator, LLC and any holder arising from a Permitted Transfer from Schumacher Milan Aggregator, LLC and subsequent Permitted Transfers therefrom, Abram Schumacher.

(q)            “Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

(r)            “Transfer” (and, with a correlative meaning, “Transferring”) means any direct or indirect transfer, sale, pledge, conveyance, donation, bequest, hypothecation, assignment or other disposition of all or any portion of a security or any interest or rights in a security; provided, that “Transfer” shall be deemed not to include a Transfer of an interest in any holder of shares of Common Stock or any of its Affiliates that is both (i) a private equity or similar investment fund and (ii) part of a transfer of interests of general or limited partners of such holder or Affiliate.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed on this [     ], 2021.

MILAN LASER INC.

By:
Name:
Title:

SCHEDULE A

INITIAL HOLDERS OF CLASS B COMMON STOCK

1.	Green Equity Investors VII, L.P.

2.	Milan Co-Invest, LLC

3.	Saxena Milan Aggregator, LLC

4.	Schumacher Milan Aggregator, LLC

SCHEDULE B

INITIAL HOLDERS OF CLASS C COMMON STOCK

1.	Green Equity Investors Side VII, L.P.

SCHEDULE C

INITIAL FOUNDER HOLDERS

1.	Saxena Milan Aggregator, LLC

2.	Schumacher Milan Aggregator, LLC